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Emisphere Announces Initiation of Phase III Clinical Program of
Oral Calcitonin for the Treatment of Osteoarthritis

•	Phase III clinical trial in osteoarthritis initiated

•	Oral Calcitonin has potential to be first disease-modifying drug for the treatment of osteoarthritis

•	Emisphere’s novel eligen® technology to be used for convenient oral delivery

Tarrytown, NY USA – May 24, 2007 -— Emisphere Technologies, Inc. (“Emisphere”) (Nasdaq: EMIS) has been notified that Novartis Pharma AG and its development partner Nordic Bioscience have initiated the Phase III clinical program of oral calcitonin (referred to as SMC021) for the treatment of osteoarthritis, a chronic, irreversible and degenerative condition. The oral calcitonin product is a new drug candidate with potential to be the first disease-modifying drug for osteoarthritis,.

The salmon calcitonin is formulated in tablet form using Emisphere’s novel eligen® delivery technology. Emisphere’s technology creates the potential for salmon calcitonin to be available as a convenient oral medication for the first time.

“We are pleased to announce the initiation of Phase III trials for oral calcitonin, which may represent the first disease-modifying drug for the treatment of osteoarthritis,” said Michael V. Novinski, President & CEO of Emisphere. “Currently, there are no available treatment options for osteoarthritis that actually help prevent disease progression or joint damage, and we are excited to be at the leading edge of research in this area. An unmet need facing osteoarthritis patients and physicians today is the lack of any proven disease-modifying drug for osteoarthritis. Oral Calcitonin would help prevent structural damage in at-risk joints, or the progression of structural damage in joints already affected. Current treatment options for osteoarthritis provide only symptomatic relief”.

In osteoarthritis, oral calcitonin may stimulate a protective effect that helps maintain the quality of cartilage and reduce the progression of joint space narrowing. Oral calcitonin also has been shown to protect against cartilage breakdown in animal models.

The Phase III clinical program is being conducted by Nordic Bioscience both in the European Union and in the US, and is planned to include more than 2000 patients.

In 2000, Emisphere and Novartis Pharma AG entered into a license agreement for the development of oral salmon calcitonin for the treatment of osteoarthritis and osteoporosis. The Phase III clinical trial of oral calcitonin for the treatment in osteoporosis started also early this year. The two companies entered into additional license agreements for the development of oral human growth hormone and an oral form of parathyroid hormone (PTH) fragment 1-34 in 2004 and 2006, respectively.

About Salmon Calcitonin

Calcitonin is a polypeptide hormone secreted by the parafollicular cells of the thyroid gland. Calcitonin enables the bone to retain more of its mass and functionality by inhibiting the bone-tissue resorbing activity of specialized bone cells called osteoclasts. Calcitonin is involved in the regulation of calcium and the decrease of bone loss and fractures. Calcitonin derived from salmon is estimated to be about 30 times more potent than the human versioniv. Synthetic salmon calcitonin, which is identical to the natural salmon calcitonin, is currently available only as nasal spray or as an injectable therapy.

About the eligen® Technology

Emisphere’s broad-based oral drug delivery technology platform, known as the eligen® technology, is based on the use of proprietary, synthetic chemical compounds, known as EMISPHERE® delivery agents, or “carriers”. These molecules facilitate or enable the transport of the therapeutic macromolecules across biological membranes such as those of the gastrointestinal tract, and exert their desired pharmacological effect. Emisphere’s eligen® technology makes it possible to orally deliver a therapeutic molecule without altering its chemical form or biological integrity.

About Oral Calcitonin

Oral calcitonin is a novel drug under clinical development for the potential treatment of both osteoarthritis and osteoporosis. It has a dual method of action that could provide the unique benefit of protecting bones and preserving cartilage in patients with osteoarthritis and osteoporosis, all in one medication.

Oral calcitonin is formulated with a novel new technology that for the first time facilitates the convenient oral dosing of calcitonin. The oral calcitonin compound consists of the peptide hormone (calcitonin) and 5-CNAC, a delivery agent for increasing gastrointestinal absorption, and uses Emisphere Technologies’ eligen® technology, which is an advanced drug delivery system that facilitates the oral delivery of active calcitonin without altering the drug’s biological characteristics or benefits .

Calcitonin is a natural hormone secreted by the thyroid gland that is important for bone formation and maintenance. It helps regulate normal blood calcium levels and inhibitors cells that are responsible for bone degradation.iv Synthetic calcitonin has been used as an injectable medication for more than 30 years and as an intranasal formulation since 1987.

About Osteoarthritis

Osteoarthritis is the most common form of arthritis, affecting 20 million people in the U.S. alone. Osteoarthritis, also called degenerative joint disease, is the most common type of arthritis. It is associated with a breakdown of cartilage in joints and can occur in almost any joint in the body. It most commonly occurs in the weight bearing joints of the hips, knees and spine. It can also affect the fingers, neck and large toe. It can also affect the fingers, neck and large toe. It rarely affects other joints unless prior injury or excessive stress is involved. Cartilage is a firm, rubbery material that covers the ends of bones in normal joints. Its main function is to reduce friction in the joints and serve as a “shock absorber.” The shock-absorbing quality of normal cartilage comes from its ability to change shape when compressed (flattened or pressed together). Osteoarthritis causes the cartilage in a joint to become stiff and lose its elasticity, making it more susceptible to damage. Over time, the cartilage may wear away in some areas, greatly decreasing its ability to act as a shock absorber. As the cartilage deteriorates, tendons and ligaments stretch, causing pain. If the condition worsens, the bones could rub against each other.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit the Emisphere website, http://www.emisphere.com.

Safe Harbor Statement Regarding Forward-Looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s (Commission File no. 1-10615) Annual Report on Form 10-K (File 000-17758) filed on March 6, 2007 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

References

i.Kardsal MA, Sondergaard BC, Madsen SH, Wulf, H. Sumer EU, Olsen AK, Qvist P, Christiansen C, Nordic Bioscience, Herlev, Denmark, CCBR Ballerup, Denmark. “Induction of cAMP levels switches chondrocytes phenotype from catabolic to anabolic – Implications for novel treatments of osteoarthritis.” Abstract Control/Tracking Number: # 06-A-1085-ASBMR, presented at ASBMR 28th Annual Meeting, Philadelphia, April 19, 2006. ii.Karsdal MA, Sondergaard BC, Sims NA, Gooi JH, Qvist P, Christiansen C, Nordic Bioscience, Herlev, Denmark, SVIMR, Melbourne, Australia, CCBR Ballerup, Denmark. “Calcitonin directly modulates chondrocyte activity in vitro and abrogates collagen type II degradation in vivo.” Abstract Control/Tracking Number: # 06-A-1049-ASBMR, presented at ASBMR 28th Annual Meeting, Philadelphia, April 19, 2006. iii.Datamonitor, March 2006. iv.Azria M. The Calcitonins: Physiology and Pharmacology. Basel, Karger. 1989. v.2 Oct Briefing new BF Head/ Milka Bedikian/ October 24, 2006. vi.Emisphere Technologies, Inc. Available at http://www.emisphere.com/ot_tet.asp. 2007.